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                                AMENDMENT TO THE
                               CUSTODIAN CONTRACT

     AGREEMENT made this 25th day of October, 1988 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and MACKAY-SHIELDS MAINSTAY SERIES FUND (the "Fund").

                                WITNESSETH THAT:

     WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated March 24, 1986 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

     NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following: Replace subsection 7) of Section 2.2 Delivery of Securities with the following new subsection 7):

         7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that is any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST                         MACKAY-SHIELDS MAINSTAY SERIES FUND



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ATTEST                         STATE STREET AND TRUST COMPANY



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Assistant Secretary            Vice President